Eastman Announces Third-Quarter 2011 Financial Results

KINGSPORT, Tenn., October 27, 2011 – Eastman Chemical Company (NYSE:EMN) today announced earnings from continuing operations of $1.16 per diluted share for third quarter 2011 versus $1.11 per diluted share for third quarter 2010. Excluding $7 million of restructuring charges primarily for severance associated with the acquisition and integration of Sterling Chemicals, Inc., earnings from continuing operations were $1.19 per diluted share in third quarter 2011. For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying third-quarter 2011 financial tables.

“Third-quarter 2011 operating earnings reflect solid performance across the company,” said Jim Rogers, Chairman and CEO. “Going forward, the strength of our core businesses and balance sheet gives us confidence our earnings will remain resilient despite the economic uncertainty.”

(In millions, except per share amounts)	3Q2011	3Q2010
Sales revenue	$1,812	$1,507

Earnings per diluted share from continuing operations	$1.16	$1.11

Earnings per diluted share from continuing operations excluding restructuring charges*	$1.19	$1.11

Net cash provided by operating activities	$212	$316

*For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying third-quarter 2011 financial tables.

Sales revenue for third quarter 2011 was $1.8 billion, a 20 percent increase compared with third quarter 2010 primarily due to higher selling prices.

Operating earnings excluding restructuring charges in third quarter 2011 were $263 million compared with operating earnings of $266 million in third quarter 2010. Operating earnings in third quarter 2011 included $11 million of costs from an unplanned outage of an olefin cracking unit in Longview, Texas, and $8 million from an acetyl technology license. Operating earnings in third quarter 2010 included $22 million from the partial settlement of an insurance claim related to a power outage at the Longview, Texas, manufacturing facility. In third quarter 2011 compared with third quarter 2010, higher selling prices more than offset higher raw material and energy costs.

Segment Results 3Q 2011 versus 3Q 2010

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased by 14 percent primarily due to higher selling prices which were in response to higher raw material and energy costs. Operating earnings in third quarter 2011 were $82 million compared with operating earnings of $89 million in third quarter 2010. Third-quarter 2011 operating earnings included $3 million of costs from the unplanned outage of an olefin cracking unit, while third quarter 2010 operating earnings included $9 million from the partial settlement of an insurance claim.  Third-quarter 2011 operating earnings were positively impacted by higher selling prices, which more than offset higher raw material and energy costs.

Fibers – Sales revenue increased by 11 percent due to a favorable shift in product mix and higher selling prices. The favorable shift in product mix was mainly due to higher acetate tow sales volume resulting from increased utilization of the acetate tow manufacturing facility in Korea. The higher selling prices were in response to higher raw material and energy costs, particularly for wood pulp. Operating earnings in third quarter 2011 increased to $92 million compared with $89 million in third quarter 2010 due to higher acetate tow sales volume in Asia Pacific and higher selling prices, mostly offset by higher raw material and energy costs.

Performance Chemicals and Intermediates – Sales revenue increased by 39 percent due to higher selling prices and a favorable shift in product mix. The higher selling prices were in response to higher raw material and energy costs. The favorable shift in product mix was due to increased sales revenue from plasticizer product lines, $8 million from an acetyl technology license, and $15 million of sales revenue from the recently acquired Sterling Chemicals business. Operating earnings in third quarter 2011 increased to $78 million excluding restructuring charges compared to $74 million in third quarter 2010. Third-quarter 2011 operating earnings included $8 million of costs from the unplanned outage of an olefin cracking unit and $8 million from an acetyl technology license. Operating earnings in third quarter 2010 included $12 million from the partial settlement of an insurance claim.  In third quarter 2011 compared with third quarter 2010, operating earnings were positively impacted by higher selling prices and the favorable shift in product mix more than offsetting higher raw material and energy costs.

Specialty Plastics – Sales revenue increased by 4 percent as higher selling prices were partially offset by lower sales volume.  The higher selling prices were in response to higher raw material and energy costs, particularly for paraxylene. The lower sales volume was attributed to weakened demand for copolyester product lines, particularly in packaging, consumer durable goods and LCD end markets, customer inventory destocking, and some customer shift to other plastic materials that do not use paraxylene as a raw material. Operating earnings were $29 million in both third quarter 2011 and third quarter 2010 as higher selling prices were offset by higher raw material and energy costs and lower sales volume.

Cash Flow

Eastman generated $212 million in cash from operating activities during third quarter 2011 driven by strong net earnings. Inventories increased during the quarter primarily due to preparation for planned manufacturing maintenance in the fourth quarter. Third-quarter 2011 cash flows included $28 million of a total anticipated $110 million tax payment for the gain on the sale of the PET business completed in first quarter 2011. During third quarter 2011, share repurchases totaled $115 million.

Outlook

Commenting on the outlook for fourth quarter and full year 2011, Rogers said: "For the remainder of the year, we expect sales volume to decline due to normal seasonality and customer inventory destocking.  We also expect continued volatility in raw material and energy costs. As a result, we expect fourth quarter 2011 earnings per share to be higher than fourth quarter 2010 and for full-year 2011 earnings per share to be approximately $4.62, excluding asset impairments and restructuring charges and gains."

Eastman will host a conference call with industry analysts on October 28 at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-0845, passcode number 7815514.  A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations.  A telephone replay will be available continuously from 11:00 a.m. EDT, October 28, to 11:00 a.m. EDT, November 7, at (888) 203-1112 or (719) 457-0820, passcode 7815514.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for economic conditions, sales volume, raw material and energy costs, and earnings for fourth quarter and full year 2011. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2011 available, and the Form 10-Q to be filed for third quarter 2011 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC information section.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day.  Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions.  The company is committed to finding sustainable business opportunities within the diverse markets it serves.  A global company headquartered in Kingsport, Tenn., USA, Eastman had 2010 sales of $6 billion.  For more information, visit www.eastman.com.

# # #

Contacts:
Media: Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

EASTMAN CHEMICAL COMPANY – EMN	October 27, 2011
5:00 PM EDT

FINANCIAL INFORMATION
October 27, 2011

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), October 28, 2011.

The Company completed the sale of the polyethylene terephthalate ("PET") business, related assets at the Columbia, South Carolina, site, and technology of its Performance Polymers segment on January 31, 2011.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations under accounting principles generally accepted in the United States.

In third quarter 2011, the Company's Board of Directors declared a two-for-one split of the Company's common stock in the form of a 100 percent stock dividend.  Stockholders of record as of September 15, 2011 were issued one additional share of common stock on October 3, 2011 for each share held.  Treasury shares were treated as shares outstanding in the stock split.  All shares and per share amounts have been adjusted for all periods presented for the stock split.

EASTMAN CHEMICAL COMPANY – EMN	October 27, 2011
5:00 PM EDT

TABLE 1 – STATEMENTS OF EARNINGS

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2011	2010	2011	2010

Sales	$1,812	$1,507	$5,455	$4,379
Cost of sales	1,392	1,085	4,139	3,256
Gross profit	420	422	1,316	1,123

Selling, general and administrative expenses	116	114	350	311
Research and development expenses	41	42	116	108
Asset impairments and restructuring charges (gains), net	7	--	(8)	3
Operating earnings	256	266	858	701

Net interest expense	20	25	57	75
Other charges (income), net	(2)	(3)	(14)	11
Earnings from continuing operations before income taxes	238	244	815	615
Provision for income taxes from continuing operations	73	82	258	207
Earnings from continuing operations	$165	$162	$557	$408

Earnings from discontinued operations, net of tax	--	8	8	11
Gain from disposal of discontinued operations, net of tax	--	--	31	--
Net earnings	$165	$170	$596	$419

Basic earnings per share
Earnings from continuing operations	$1.19	$1.13	$3.96	$2.83
Earnings from discontinued operations	--	0.06	0.28	0.08
Basic earnings per share	$1.19	$1.19	$4.24	$2.91

Diluted earnings per share
Earnings from continuing operations	$1.16	$1.11	$3.86	$2.77
Earnings from discontinued operations	--	0.05	0.27	0.08
Diluted earnings per share	$1.16	$1.16	$4.13	$2.85

Shares (in millions) outstanding at end of period	137.6	144.3	137.6	144.3

Shares (in millions) used for earnings per share calculation
Basic	139.1	143.8	140.6	144.3
Diluted	142.4	146.6	144.1	147.2

EASTMAN CHEMICAL COMPANY – EMN	October 27, 2011
5:00 PM EDT

TABLE 2A – SEGMENT SALES INFORMATION

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2011	2010	2011	2010
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$461	$406	$1,419	$1,195
Fibers	334	301	955	842
Performance Chemicals and Intermediates	740	534	2,163	1,557
Specialty Plastics	277	266	918	785

Total Eastman Chemical Company	$1,812	$1,507	$5,455	$4,379

TABLE 2B – SALES REVENUE CHANGE

Third Quarter 2011 Compared to Third Quarter 2010
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	14%	1%	13%	(1) %	1%
Fibers	11%	-- %	5%	6%	-- %
Performance Chemicals and Intermediates	39%	4%	25%	9%	1%
Specialty Plastics	4%	(12) %	16%	(1) %	1%

Total Eastman Chemical Company	20%	-- %	16%	4%	-- %

First Nine Months 2011 Compared to First Nine Months 2010
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	19%	6%	13%	(1) %	1%
Fibers	13%	3%	4%	6%	-- %
Performance Chemicals and Intermediates	39%	14%	21%	4%	-- %
Specialty Plastics	17%	-- %	16%	1%	-- %

Total Eastman Chemical Company	25%	7%	15%	2%	1%

EASTMAN CHEMICAL COMPANY – EMN	October 27, 2011
5:00 PM EDT

TABLE 2C – SALES BY REGION

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2011	2010	2011	2010

Sales by Region
United States and Canada	$978	$771	$2,900	$2,253
Asia Pacific	433	369	1,264	1,058
Europe, Middle East, and Africa	323	291	1,048	851
Latin America	78	76	243	217

Total Eastman Chemical Company	$1,812	$1,507	$5,455	$4,379

TABLE 2D – SALES REVENUE CHANGE BY REGION

Third Quarter 2011 Compared to Third Quarter 2010
Change in Sales Revenue Due To
(Unaudited)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	27%	1%	21%	5%	-- %
Asia Pacific	17%	-- %	11%	5%	1%
Europe, Middle East, and Africa	11%	(2) %	11%	(1) %	3%
Latin America	4%	(13) %	9%	8%	-- %

Total Eastman Chemical Company	20%	-- %	16%	4%	-- %

First Nine Months 2011 Compared to First Nine Months 2010
Change in Sales Revenue Due To
(Unaudited)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	29%	9%	17%	3%	-- %
Asia Pacific	19%	4%	11%	4%	-- %
Europe, Middle East, and Africa	23%	8%	13%	1%	1%
Latin America	12%	(2) %	13%	1%	-- %

Total Eastman Chemical Company	25%	7%	15%	2%	1%

EASTMAN CHEMICAL COMPANY – EMN	October 27, 2011
5:00 PM EDT

TABLE 3 - OPERATING EARNINGS AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES (GAINS), NET, BY SEGMENT; SEGMENT OPERATING EARNINGS RECONCILIATIONS

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2011	2010	2011	2010
Operating Earnings by Segment and Item

Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$82	$89	$279	$246

Fibers
Operating earnings	92	89	266	248

Performance Chemicals and Intermediates
Operating earnings	71	74	247	177
Asset impairments and restructuring charges, net (1)(2)	7	--	7	3
Operating earnings excluding item	78	74	254	180

Specialty Plastics
Operating earnings	29	29	96	69

Total Operating Earnings by Segment and Item
Total operating earnings	274	281	888	740
Total asset impairments and restructuring charges, net	7	--	7	3
Total operating earnings excluding item	281	281	895	743

Other (3)
Operating loss	(18)	(15)	(30)	(39)
Asset impairments and restructuring charges (gains), net (4)	--	--	(15)	--
Operating loss excluding item	(18)	(15)	(45)	(39)

Total Eastman Chemical Company
Total operating earnings	$256	$266	$858	$701
Total asset impairments and restructuring charges (gains), net	7	--	(8)	3
Total operating earnings excluding item	$263	$266	$850	$704

(1)	Third quarter and first nine months 2011 include $7 million in restructuring charges primarily for severance associated with the acquisition and integration of Sterling Chemicals, Inc.
(2)	First nine months 2010 includes restructuring charges of $3 million, primarily for severance associated with the acquisition and integration of Genovique Specialties Corporation.
(3)
Research and development and other expenses and asset impairments and restructuring charges (gains), net, not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as "other" operating loss.

(4)	First nine months 2011 includes $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.

EASTMAN CHEMICAL COMPANY – EMN	October 27, 2011
5:00 PM EDT

TABLE 4 – OPERATING EARNINGS, EARNINGS, AND EARNINGS PER SHARE FROM CONTINUING OPERATIONS RECONCILIATION
EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS EXCLUDING CERTAIN ITEM

	Third Quarter 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$256	$238	$165	$1.16

Certain Item:
Asset impairments and restructuring charges, net	7	7	5	0.03
Excluding item	$263	$245	$170	$1.19

	Third Quarter 2010
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$266	$244	$162	$1.11

	First Nine Months 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$858	$815	$557	$3.86

Certain Item:
Asset impairments and restructuring charges (gains), net	(8)	(8)	(5)	(0.03)
Excluding item	$850	$807	$552	$3.83

	First Nine Months 2010
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$701	$615	$408	$2.77

Certain Item:
Asset impairments and restructuring charges, net	3	3	2	0.02
Excluding item	$704	$618	$410	$2.79

EASTMAN CHEMICAL COMPANY – EMN	October 27, 2011
5:00 PM EDT

TABLE 5 – STATEMENTS OF CASH FLOWS

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2011	2010	2011	2010

Cash flows from operating activities
Net earnings	$165	$170	$596	$419

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	69	73	204	212
Gain on sale of assets	--	--	(70)	--
Provision (benefit) for deferred income taxes	14	40	(18)	52
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	65	36	(147)	(397)
(Increase) decrease in inventories	(104)	(10)	(225)	(100)
Increase (decrease) in trade payables	(36)	(34)	34	56
Increase (decrease) in liabilities for employee benefits and incentive pay	31	19	(108)	9
Other items, net	8	22	7	46

Net cash provided by operating activities	212	316	273	297

Cash flows from investing activities
Additions to properties and equipment	(127)	(57)	(333)	(133)
Proceeds from sale of assets and investments	7	--	651	11
Acquisitions and investments in joint ventures	(154)	--	(154)	(189)
Additions to short-term time deposits	--	--	(200)	--
Additions to capitalized software	(2)	(2)	(7)	(5)
Other items, net	33	(7)	27	(7)

Net cash used in investing activities	(243)	(66)	(16)	(323)

Cash flows from financing activities
Net increase in commercial paper, credit facility and other borrowings	--	--	1	1
Repayment of borrowings	--	(4)	(2)	(4)
Dividends paid to stockholders	(33)	(32)	(100)	(96)
Treasury stock purchases	(115)	(15)	(292)	(68)
Proceeds from stock option exercises and other items, net	(8)	8	67	41

Net cash used in financing activities	(156)	(43)	(326)	(126)

Effect of exchange rate changes on cash and cash equivalents	1	--	1	1

Net change in cash and cash equivalents	(186)	207	(68)	(151)

Cash and cash equivalents at beginning of period	634	435	516	793

Cash and cash equivalents at end of period	$448	$642	$448	$642

TABLE 5A – TOTAL CASH AND CASH EQUIVALENTS AND SHORT-TERM TIME DEPOSITS

	First Nine Months
(Dollars in millions, unaudited)	2011	2010
Cash and cash equivalents at end of period	$448	$642
Short-term time deposits	201	--

Total cash and cash equivalents and short-term time deposits	$649	$642

EASTMAN CHEMICAL COMPANY – EMN	October 27, 2011
5:00 PM EDT

TABLE 5B – NET CASH PROVIDED BY OPERATING ACTIVITIES RECONCILIATION AND FREE CASH FLOW

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2011	2010	2011	2010

Net cash provided by operating activities	$212	$316	$273	$297
Impact of adoption of amended accounting guidance (1)	--	--	--	200
Impact of tax payment on the sale of the PET business (2)	28	--	83	--
Net cash provided by operating activities excluding items	240	316	356	497

Additions to properties and equipment	(127)	(57)	(333)	(133)
Dividends paid to stockholders	(33)	(32)	(100)	(96)

Free Cash Flow	$80	$227	$(77)	$268

(1)
First nine months 2010 cash from operating activities reflected the adoption of amended accounting guidance for transfers of financial assets which resulted in $200 million of receivables, which were previously accounted for as sold and removed from the balance sheet when transferred under the accounts receivable securitization program, being included on the first quarter balance sheet as trade receivables, net.  This increase in receivables reduced cash from operations by $200 million in first quarter 2010.

(2)	First nine months 2011 cash flows included $83 million of a total anticipated $110 million tax payment for the tax gain on the sale of the PET business completed in first quarter 2011.

TABLE 6 – SELECTED BALANCE SHEET ITEMS

	September 30,	December 31,
(Dollars in millions)	2011	2010
	(unaudited)

Current Assets	$2,354	$2,047

Net Properties and Equipment	3,058	3,219

Other Assets	771	720

Total Assets	$6,183	$5,986

Payables and Other Current Liabilities	$1,047	$1,064

Short-term Borrowings	154	6

Long-term Borrowings	1,445	1,598

Other Liabilities	1,628	1,691

Stockholders’ Equity	1,909	1,627

Total Liabilities and Stockholders’ Equity	$6,183	$5,986